Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE HONEYWELL’S “AUTOMOTIVE ON BOARD” SENSORS BUSINESS

Almelo, the Netherlands – October 28, 2010 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announced today that it has reached a definitive agreement to acquire the “Automotive on Board” sensors business of Honeywell International (NYSE: HON) for $140 million in cash.

“This acquisition further expands our leadership in the global automotive sensors market and complements our already strong organic growth in the powertrain segment for our existing pressure products,” said Tom Wroe, Sensata Technologies Chairman and Chief Executive Officer. “It also adds new capabilities in light vehicle speed and position sensing and builds Sensata’s market share in Asia - specifically in China, the world’s fastest growing automotive sensors market.”

Sensata expects to fund the purchase from available cash resources and anticipates that this transaction will be neutral to 2010 earnings, excluding transaction costs in the range of $3-4 million that will be incurred in Q4 2010. The transaction, which is subject to regulatory review, is expected to close in early 2011. It is expected that the acquisition will contribute to both revenue and Adjusted Net Income growth in 2011 and beyond. The Automotive on Board sensors business has annual sales of approximately $130 million.

“We believe this purchase represents a strategic use of our cash on-hand and meets all our strategic and investment return criteria,” said Sensata Technologies Chief Financial Officer Jeff Cote. “We expect to realize synergies on the integration activities over 18 to 24 months.”

Conference Call Details

The Company will conduct a conference call this afternoon at 4:30 p.m. Eastern Daylight Time to discuss the acquisition in more detail.

The U.S. dial in for the call is 1-877-486-0682 and the non-U.S. number is 706-634-5536. The conference ID is 21659555. To help ensure that the conference begins in a timely manner, please dial in 10 minutes prior to the start of the call. For those unable to participate in the conference call, a replay will be available for one week beginning on October 28, 2010 through November 4, 2010. To access the replay, the U.S. dial-in number is 800-642-1687 and the non-U.S. dial-in number is 706-645-9291. The replay passcode is 21659555.

A live webcast of the conference call will also be available through the Company’s investor relations page at http://investors.sensata.com. An archived replay of the webcast will be available at the same location following the live conference call.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 10,000 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Safe Harbor Statement

This press release contains forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward–looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal risks and uncertainties include, but are not limited to: integration of acquired companies; worldwide economic conditions; adverse developments in the automotive industry; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; labor disruptions and increased labor costs; the loss of one or more suppliers of raw materials; non-performance by suppliers; the Company’s ability to protect its intellectual property; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; the Company’s dependence on third parties for transportation, warehousing and logistics services; compliance with Section 404 of the Sarbanes-Oxley Act of 2002; environmental, safety and governance regulations or concerns; changes in existing environmental and/or safety laws, regulations and programs; unfunded benefit obligations; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.